Exhibit A
JOINT FILING AGREEMENT AND POWER OF ATTORNEY

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned does hereby consent and agree to: (a) the joint filing on behalf of each of them of Amendment No. 5 to the Statement on Schedule 13D (the “Statement”) and any and all subsequent amendments thereto with respect to the common units in Sunoco LP deemed to be beneficially owned by each of them, as applicable, without the necessity of filing additional joint filing agreements, (b) the appointment of James M. Wright, William J. Healy and/or Peggy Harrison, all of whom may act individually, as Attorney-in-Fact to execute such Statement, any amendment thereto and/or Section 16 filing related thereto in the name and on behalf of the undersigned; (c) his or its responsibility for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein (but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate); and (d) the inclusion of this Joint Filing Agreement and Power of Attorney as an exhibit thereto.

DATE: January 30, 2024

ENERGY TRANSFER LP

By: LE GP, LLC, its general partner

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Co-Chief Executive Officer and Director

LE GP, LLC

By:	/s/ Thomas E. Long
Name:	Thomas E. Long
Title:	Co-Chief Executive Officer and Director

KELCY L. WARREN

By:	/s/ Kelcy L. Warren